
                                   Exhibit 5B
                                       to
                                  Schedule 13D
                                  (page 1 0f 2)
                                   Foundations
                                   -----------

                                                          Shares with sole     Shares with shared
                                   Number of Shares        voting and sole      voting and shared
                                     Beneficially            dispositive          dispositive
         Foundations                   Owned                    power                power
-------------------------          ----------------       ----------------     ------------------
Harry Edison Foundation                    954,900                     0                954,900
Irving Edison Foundation                    38,088                     0                 38,088
                                         ----------             ----------             ----------
TOTALS                                     992,988                     0                992,988
                                         ==========             ==========             ==========

The power to vote or to direct the vote or to dispose or direct the disposition of the Stock held by the Foundations is shared between the Reporting Person and certain co-directors; the applicable information required by Item 2 for each such co-director as of the Prior Filing Date is as follows:

1.       Harry Edison Foundation

          A.   Eric P. Newman
               (a)  Eric P. Newman
               (b)  6450 Cecil Avenue, St. Louis, Missouri 63105
               (c)  Attorney-at-law
               (d) Mr. Newman has not been convicted in a criminal proceeding during the last five years.
               (e) Mr. Newman has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.
               (f)  Mr. Newman is a citizen of the United States of America.

          B.   Henry Kohn
               (a)  Henry Kohn
               (b) c/o Frankenthaler, Kohn, Schneider & Katz, 26 Broadway, Suite 700, New York, New York 10004
               (c)  Attorney-at-law
               (d) Mr. Kohn has not been convicted in a criminal proceeding during the last five years.
               (e) Mr. Kohn has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.
               (f)  Mr. Kohn is a citizen of the United States of America.

2.       Irving Edison Foundation:

          A.   Marilyn Wewers Edison
               (a)  Marilyn Wewers Edison
               (b)  501 N. Broadway, St. Louis, Missouri 63102
               (c)  None

                                   Exhibit 5B
                                       to
                                  Schedule 13D
                                 (page 2 of 2)

               (d) Mrs. Edison has not been convicted in a criminal proceeding during the last five years.
               (e) Mrs. Edison has not been a party to such a civil proceeding of a judicial or administrative body during the last five years.
               (f)  Mrs. Edison is a citizen of the United States of America.


          B.   Peter A. Edison (see Exhibit 5A, above)